EXHIBIT 10.02

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

Employment Contract No. 10

Moscow                                                                                       August 11, 2011

Beliy Gorod Investment Company Limited Liability Company, hereinafter referred to as the Company, which sole founder is Turlov Timur Ruslanovich, passport of the series [***] issued by the Department of the Federal Migration Service of Russia [***], living at the address: [***], concludes this Employment Contract with the sole founder – Mr. Turlov Timur Ruslanovich, hereinafter referred to as the Employee.

I. The Subject of the Agreement

1.1 The Employee is accepted as the General Director of Beliy Gorod IC LLC, thus the Company undertakes to provide the Employee with work of stipulated function, with working conditions stipulated by the Labor Code of the Russian Federation, laws and other normative legal acts, a collective agreement, agreements, local normative acts containing the norms of labor law, to pay wages timely and in full amount to the Employee, and the Employee undertakes to perform the work functions personally and to observe the work rules applicable in the organization.
1.2 Exercising rights and performing duties the Employee must act in the interests of the Company. The Employee undertakes to exercise his rights and perform his labor duties in good faith and rationally.
1.3 This employment contract is concluded for an indefinite period. The contract is due to start on August 11, 2011. The date of commencement of work is August 11, 2011.
1.4 This work is the main one for the Employee.

II. Rights and obligations of the parties
2.1 The Employee has the right:
2.2 For a properly equipped workplace, the provision of materials and accessories necessary for the Employee to perform his or her work duties.
2.3 On-time wages in the amount stipulated hereby.
2.4 For annual paid leave in accordance with the leaves schedule and weekly rest.
2.5 For the social and living benefits in accordance with the Russian legislation and this present Employment Contract.
2.6 The Employee undertakes:
2.6.1 To perform duties in good faith:
- performance of the functions of the sole executive body of Beliy Gorod IC LLC;
- general management of the staff, including all organizational matters;
- definition of strategy and tactics of the Company's development, planning;
- organization and control;

- organization of work and effective interaction of all structural units;
- providing the organization with qualified personnel, management and improvement of their professional knowledge and experience;
- ensuring the fulfillment of labor contracts by employees, observance of labor discipline and internal labor regulations of the Company;
-to exercise of other powers in accordance with the Charter and the relevant legislation of the Russian Federation.
2.6.2 To observe with the internal labor regulations of the Company.
2.6.3 To observe labor discipline.
2.6.4 While performing labor duties, to observe the norms and regulations of labor protection, safety and fire safety.
2.6.5 To Take care of the property of the Company.
2.6.6 To keep information that constitutes the official and commercial secret of the Company.
2.7 The Company has the right to:
2.7.1 Require the Employee to perform the duties in good faith hereunder.
2.7.2 Promote the Employee for conscientious and efficient work.
2.7.3 Take disciplinary action against the Employee for committing misconduct in accordance with the procedure provided by the labor legislation of the Russian Federation.
2.8 The Company undertakes to:
2.8.1 Observe exactly the terms hereof, to pay timely the employee salary, and resolve issues related to the social welfare of the Employee.
2.8.2 Provide the Employee with the proper conditions necessary to perform his duties, provide the Employee with the means, materials and equipment that are necessary to perform the terms and hereof.
2.8.3 Ensure conditions for safe and effective work of the Employee, equip his workplace in accordance with the rules of labor protection and safety.
2.8.4 Pay the wages and other payments due to the Employee in a timely manner in accordance with this employment contract.

III. Wages, leave, social insurance
3.1 For the performance of duties stipulated by the terms of this employment contract, the Employee shall be paid a salary for a title in the amount of 50,000.00 (Fifty thousand) rubles per month. The Payment is made by transfer of funds from the Company's current account to the Employee's account. The change in the amount of wages is formalized by signing of an appropriate agreement.
3.2 Annual paid leave to the Employee is set for a period of 28 calendar days.
3.3 In case of an appropriate insured event the Employee is provided with the following types of social insurance: benefits in case of temporary incapacity to work, a benefit related to work injury and occupational disease, payment of vouchers for treatment and rehabilitation of employees and their families, and other types in order and on the terms provided by the current legislation.

The sole founder, General Director Mr. T.R. Turlov (signature)

IV. Other terms of employment contract
4.1 The Employee bears material responsibility for damage caused by his actions in case of his guilt, as well as on the terms and in the manner prescribed by the labor legislation of the Russian Federation.
4.2 The Parties seek to settle the disputes and disagreements related to fulfillment of terms and conditions hereof by means of agreement.
If the mutually acceptable solution is not achieved, in the manner prescribed by the labor legislation of the Russian Federation.
4.3 Due to all issues that did not find their solution hereunder but directly or indirectly derived from the relations between the Company and the Employee thereon, the Parties hereto will be guided by the provisions of the Labor Code of the Russian Federation and other relevant regulatory acts of the Russian Federation.

15. the parties to the contract details:

The Company: Location: facility 1, 34/2, Bolshaya Tatarskaya str., Moscow, 115184

The Employee: Mr. Turlov Timur Ruslanovich
Passport series [***], issued by the Department of the Federal Migration Service of Russia [***], living at the address: [***],
Qualification certificates:
Series AI-016 №000289. Qualification of a specialist in the financial market for brokerage, dealership and securities management activities.

The Company	The Employee

/s/ T.R. Turlov	/s/ T.R. Turlov
(Mr. T.R. Turlov owns 100%	(Mr. T.R. Turlov, General Director of
of authorized capital)	Beliy Gorod IC LLC)

Signature and company seal	Signature
Translation of the company seal:
/ Limited Liability Company, Moscow
PNRN 1107746963785
Beliy Gorod Investment Company/

The sole founder, General Director Mr. T.R. Turlov (signature)